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                                                                    EXHIBIT 23.1

The Board of Directors
Morton Industrial Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-68927 and 333-69575) on Form S-8 of Morton Industrial Group, Inc. of our report dated March 27, 2006 relating to the consolidated balance sheets of Morton Industrial Group, Inc. and Subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and the financial statement schedule for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of Morton Industrial Group, Inc.

                                                      /s/ KPMG LLP

Indianapolis, Indiana
March 31, 2006